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                                                                EXHIBIT 23(h)-4a



                                 AMENDMENT NO. 1
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

                      BERGER/BIAM IPT - INTERNATIONAL FUND
                (A SERIES OF BERGER INSTITUTIONAL PRODUCTS TRUST)

         This AMENDMENT NO. 1 TO ADMINISTRATIVE SERVICES AGREEMENT (the "Amendment") is made effective as of the 1st day of October, 1999, between BBOI WORLDWIDE LLC, a Delaware limited liability company ("BBOI Worldwide"), and BERGER INSTITUTIONAL PRODUCTS TRUST, a Delaware business trust (the "Trust"), with respect to the BERGER/BIAM IPT - INTERNATIONAL FUND (the "Fund"), a series of the Trust.

                                    RECITALS

         A. BBOI Worldwide and the Trust entered into that certain Administrative Services Agreement dated May 1, 1997 (the "Agreement"), setting forth the terms and conditions under which the Trust has appointed BBOI Worldwide to provide certain administrative services to the Fund.

         B. BBOI Worldwide and the Trust desire to set forth in this Amendment their mutual agreement that BBOI Worldwide will continue to provide the services required by the Agreement, but without compensation or payment therefor.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Elimination of Compensation.

         (A) Section 1 of the Agreement is hereby amended to delete the phrase "for the compensation herein provided."

         (B) Section 4 of the Agreement is hereby amended in its entirety to read as follows:

                  "4. Compensation. For its services under this Agreement, BBOI Worldwide shall not be compensated or paid a fee."

         2. No Other Changes. No changes to the Agreement are intended by the parties other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         3. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Amendment acknowledge




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and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         4. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                   BBOI WORLDWIDE LLC


                                   By:
                                      ----------------------------
                                      Jack R. Thompson
                                      Co-Chief Executive Officer

                                   BERGER INSTITUTIONAL PRODUCTS TRUST, with respect to the series known as the BERGER/BIAM IPT - INTERNATIONAL FUND



                                   By:
                                      ----------------------------
                                      Jack R. Thompson
                                      President




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